CONVERTIBLE NOTE PURCHASE AGREEMENT



         This Convertible Note Purchase Agreement, dated as of December 13, 2004 (the "Effective Date") is entered into by and among CNH Holdings Company, a Nevada corporation (the "Company") and each of the Purchasers of Notes and Warrants whose names are set forth on Exhibit A hereto (individually, a "Purchaser" and collectively, the "Purchasers").

         The parties hereto agree as follows:

ARTICLE I
                                   DEFINITIONS

         As used in this Agreement:

          "Agreement" means this agreement, as it may be amended or modified and in effect from time to time.

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in Dallas for the conduct of substantially all of their commercial lending activities.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

         "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; PROVIDED in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

         "Change in Control" means (i) the acquisition (other than as a result of the exercise of the Warrants or the conversion of the Notes as set forth in
Article V) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the outstanding shares of voting stock of the Company by any Person, or two or more Persons acting in concert; provided that such Person or Persons did not then have beneficial ownership of forty percent (40%) or more of the outstanding shares of voting stock of the Company; (ii) the sale of all or substantially all of the assets of the Company; or (iii) a merger or consolidation of the Company with any other Person, after which the Company is not the surviving entity.

         "Closing" is defined in Section 2.2.

         "Closing Date" is defined in Section 2.2.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the Company's common stock, par value $.001 per share, or shares resulting from any subdivision or combination of such common stock or, in the case of any reorganization, reclassification, merger, consolidation or sale of the type referred to in Section 4.2, the stock or other securities or property provided for in such Section.

         "Company" means CNH Holdings Company, a Nevada corporation, and its successors and assigns.

         "Company  SEC  Documents"   means  all  forms,   reports,   statements,
schedules, registration statements and other documents required to be filed with the Commission.

         "Company Stock Plans" means the Company's 2004 Long Term Incentive Plan and any other of the Company's stock option plans that existed prior to December 31, 2000.

         "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

         "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Conversion Price Per Share" means the lesser of $1.30 per share, or a 25% discount to the average closing bid price of the Common Stock for the five days including and immediately preceding the Interest Compounding Date, provided that in no event shall the Conversion Price Per Share be less than $1.00 per share.

         "Default" means an event described in Article XI.

         "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not such property is owned, leased or operated or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws; provided, however, that the term "Environmental Claim" shall not include any such claim, demand, action, suit, complaint, proceeding or other communication under an insurance or reinsurance policy issued by the Company.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to
(i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

         "Environmental Permits" "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for an entity and its facilities to conduct its business under Environmental Laws.

         "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

         "Excluded Taxes" means, in the case of Purchasers, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which Purchaser is incorporated or organized or resides or
(ii) the jurisdiction in which Purchaser's principal executive office is located.

         "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

         "GAAP" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent.

         "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

         "Purchaser" means the Person(s) listed on the signature page of this Agreement as a "Purchaser" and its respective successors and assigns.

         "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other
Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations and (vii) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

         "Interest Compounding Date" means each March 31, June 30, September 31, and December 31 during the term of the Notes.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan Documents" means this Agreement, the Notes and Warrants issued pursuant to Section 2.1 and the Registration Rights Agreement.

         "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under the Loan Documents, or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Purchasers thereunder.

         "Material Indebtedness" is any Indebtedness in excess of $50,000.

         "Maturity Date" means, for each Note, the two (2) year anniversary of the issuance date for such Note.

         "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

         "Notes" means the Senior Unsecured Convertible Promissory Notes, in the form of Exhibit B, issued pursuant to Section 2.1.

         "Other Taxes" is defined in Section 3.5.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Qualified Financing" means the first sale to, or exchange with, any third party any Qualified Securities, in a private transaction occurring after the Effective Date and in which the Company receives gross proceeds of at least $500,000; provided, that a Qualified Financing shall not include any transaction involving (a) the Company's issuance of any Financing Securities (other than for cash) in connection with a merger, acquisition or consolidation of the Company,
(ii) the Company's issuance of Financing Securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Company's issuance of Financing Securities in connection with bona fide firm underwritten public offerings of its securities, (iv) the Company's issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to the Company Stock Plans, (v) as a result of the exercise of options or warrants or conversion of convertible notes or preferred stock which are granted or issued as of the date of this Agreement.

         "Qualified Securities" means any securities convertible, exercisable or exchangeable into Common Stock, including debt securities so convertible, issued by the Company in a Qualified Financing.

         "Registration Date" means the date that the Registration Statement contemplated in the Registration Right Agreement is declared effective by the Commission.

         "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date of this Agreement, by and between the parties, as contemplated under Section 7.1(a)(v).

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, PROVIDED, HOWEVER, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Company.

         "Substantial Portion" means, with respect to the Property of the Company and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but EXCLUDING Excluded Taxes.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Warrant" shall mean a warrant in the form attached hereto as Exhibit C, issued to a Purchaser in accordance with Section 2.1

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
                         ISSUANCE OF NOTES AND WARRANTS

2.1 Authorization and Issuance of the Notes and Warrants. Upon the following terms and conditions, the Company has duly authorized the issuance and sale to Purchasers of (a) up to $1,000,000 in aggregate principal amount of Notes, and each Purchaser shall purchase from the Company, and (b) Warrants to purchase up to an aggregate of 1,000,000 shares of Common Stock, at an exercise price of $1.30 per share. The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") as promulgated by the Commission under the Securities Act of 1933, as amended (the "Securities Act") or Section 4(2) of the Securities Act.

2.2 The Closing. The Company shall hold an initial closing of the issuance and sale of the Notes and Warrants (the "Initial Closing") at made at the offices of Jackson Walker L.L.P., 2435 N. Central Expressway, Suite 600, Richardson, Texas, 75080 (the "Closing") at 1:00 p.m. (central time) on the Effective Date (the "Initial Closing Date"). The Company may hold additional interim closings after the Initial Closing (each, an "Additional Closing") on one or more dates as agreed upon between the Company and subsequent Purchasers (each, an "Additional Closing Date") The Initial Closing Date and the Additional Closing Dates are each hereinafter sometimes referred to as a "Closing Date." Delivery of the Notes shall be made to Purchasers against payment therefor, by wire transfer of immediately available funds on the applicable Closing Date, to an account designated in writing by the Company. The Notes and Warrants shall be issued in such name or names and in such permitted denomination or denominations as set forth in Exhibit A.

2.3 The Conversion Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Notes and exercise of the Warrants then outstanding.

ARTICLE III
                             REPAYMENT OF THE NOTES

3.1 Interest Rates. Interest on the Notes shall be computed, at the rate of eight percent (8%) per annum, for the actual number of days elapsed and on the basis of a year consisting of 360 days, unless the maximum legal interest rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding such maximum rate, interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which it accrued. Interest on the Notes shall be compounded quarterly, on each Interest Compounding Date.

3.2 Repayment of the Notes. The Company covenants and agrees that upon issuance of the Notes, it will repay to Purchasers the unpaid principal balance of the Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder, on the Maturity Date.

3.3 Prepayment. The Company may prepay the Notes, in whole or in part, upon thirty (30) days prior written notice to Purchasers; provided that partial prepayments may be made only in increments of $10,000. In the event of a proposed prepayment by the Company, prior to such prepayment, Purchasers shall have the right to convert the amount of the proposed prepayment into shares of Common Stock in accordance with Article IV, regardless of the period of time that the Notes have been outstanding.

3.4 Home Office Payment. The Company will pay all sums becoming due on Notes for principal and interest to Purchasers in cash (by check or wire transfer to the account(s) designated in writing by Purchasers) at the address specified below for Purchasers, or by such other method or at such other address as Purchasers shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, Purchasers shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at their principal executive office.

3.5 Taxes. Any and all payments by the Company hereunder or under the Notes or other Loan Documents that are made to or for the benefit of Purchasers shall be made free and clear of and without deduction for any and all Taxes. If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Notes or other Loan Documents to Holder, the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this paragraph), Purchasers receive an amount equal to the sum it would have received had no such deductions been made. The Company shall make such deductions and the Company shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Company agree to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Loan Documents or from the execution or delivery by the Company or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Purchasers of their respective rights under any and all Loan Documents (collectively, "Other Taxes"). The Company will indemnify Purchasers for the full amount of Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising there from or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date Holder provide the Company with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificates submitted by Purchasers in good faith to the Company shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Company under this Section 3.5 shall survive the payment of the Notes and the termination of this Agreement. Within thirty (30) days after the Company having received a receipt for payment of Taxes and/or Other Taxes, the Company shall furnish to the appropriate Holder, the original or certified copy of a receipt evidencing payment.

3.6 Maximum Lawful Rate. This Agreement, the Notes and the other Loan Documents are hereby limited by this Section 3.6. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Holder exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Purchasers in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Purchasers shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the Aggregate Commitment or principal amount of the Notes, as the case may be, in such manner as may be determined by Purchasers, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the Aggregate Commitment or principal amount of the Notes, as the case may be, such excess shall be refunded to the Company.

3.7 Certain Waivers. The Company unconditionally waive (i) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (ii) any rights of recession, setoff, counterclaim or defense to payment under the Notes or otherwise that the Company may have or claim against any Holder or any prior Holder.

ARTICLE IV




                               CONVERSION OF NOTES

4.1 Conversion upon Qualified Financing. Subject to this Section 4.1, the Purchasers shall have the right to convert the principal and accrued interest of the Note, in whole or in part, into Qualified Securities, upon the same terms and conditions as set forth in the Qualified Financing.

(a) The Company shall notify each Holder, in writing, at least ten (10) days prior to the completion of any Qualified Financing of the terms and conditions of the Qualified Financing. Holders electing to convert Notes, or portions of a Note, into Qualified Securities, within five (5) days of the date of such notice, notify the Company, in writing, of such election, specifying the principal and accrued interest to be so converted, and shall surrender to the Company, the Note, in the form specified in Section 4.4, to be so converted.

(b) All Notes submitted by Holders for conversion into Qualified Securities shall be deemed to be converted on the date the Qualified Financing is consummated by the Company.

4.2 Conversion into Common Stock. Holders shall have the right to convert, upon thirty (30) days prior written notice, the principal and accrued interest of the Note, in whole or in part, into shares of Common Stock at then current Conversion Price Per Share, on any Interest Compounding Date occurring after the Registration Date. All notices of conversion must be accompanied by surrender of the Note, in the form specified in Section 4.4, to be so converted and shall be deemed to be converted on the date set forth in the written notice; provided, such notice is properly given.

(a) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price Per Share in effect immediately prior to such subdivision will be proportionately decreased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price Per Share in effect immediately prior to such combination will be proportionately increased.

(b) Reorganization, Reclassification, Consolidation, Merger or Sale. In case at any time or from time to time, the Company shall (a) effect a capital reorganization, reclassification or recapitalization, (b) consolidate with, combine with or merge into any other Person, or (c) transfer all or substantially all of its properties or assets to any other Person under any plan or arrangement contemplating the dissolution of the Company, then in each such case, Purchasers, at any time after the consummation of such reorganization, recapitalization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or other securities) issuable upon conversion of the Notes, the stock and other securities and property (including cash) to which Purchasers would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if Purchasers had so converted the Note immediately prior thereto at the Conversion Price Per Share in effect immediately prior thereto, all subject to further adjustment thereafter as provided in this Article IV.

(c) Reclassification of Common Stock. In case of any reclassification or change of outstanding shares of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding shares of the Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, Purchasers shall have the right thereafter to convert this Note into the kind and amount of shares of stock of the Company or of such successor or purchasing corporation and other securities and property receivable upon such reclassification, change, consolidation, merger, sale, or conveyance by a holder of the number of shares of Common Stock of the Company into which this Note might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. The provisions of this Section shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, or conveyances.

4.3 Issuance of Securities upon Conversion. As promptly as practicable after conversion of a Note, the Company shall deliver a certificate or certificates representing (a) the securities or debt into which the Note (or portion thereto) is converted, if such conversion is pursuant to Section 4.1(a), or (b) the number of fully paid and nonassessable shares of the Common Stock into which the Note (or portion thereto) has been converted, if such conversion is pursuant to
Section 4.1(b). Upon conversion, all the rights of Purchasers as a holder thereof shall cease with respect to the Note (or the portion thereof being converted) at such time, and the person or persons entitled to receive the securities, debt or shares of the Common Stock upon conversion of this Note shall be treated for all purposes as having become the record holder or holders of such Qualified Securities or shares of Common Stock at such time. Provided, however, that no conversion on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the Qualified Securities or shares of Common Stock upon such conversion as the record holder or holders of such Qualified Securities or shares of Common Stock on such date, but such conversion shall be effective to constitute the person or persons entitled to receive such Qualified Securities or shares of Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of the business on the next succeeding day on which such stock transfer books are open.

4.4 Endorsement; Re-Issue. Notes, when surrendered for conversion, shall be duly endorsed, or be accompanied by a written instrument of transfer in a form satisfactory to the Company duly executed by Purchasers. For convenience, the conversion of all or a portion, as the case may be, of the principal and accrued interest of this Note into the Common Stock is hereinafter sometimes referred to as the conversion of this Note. In the event that this Note is converted in part only, upon such conversion, the Company shall execute and deliver to Purchasers, without service charge, a new Note, of any authorized denomination or denominations as requested by Purchasers, in aggregate principal amount equal to and in exchange for the unconverted portion of the Note so surrendered.

ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         The Company represents and warrants to Purchasers that the statements contained in the Article V are true and correct, except as set forth in the Schedules delivered by the Company to Purchasers concurrently herewith.

5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company (i) is qualified or licensed in all jurisdictions where such qualification or license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and
(iii) has full power and authority (corporate and other) to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

5.2      Capital Structure.

(a) As of October 15, 2004, the authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. As of October 15, 2004, (i) 3,958,358 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held in the treasury of the Company, (iii) 1,000,000 shares of Common Stock were reserved for issuance under outstanding Company Stock Plans, including stock appreciation rights, performance units and stock units, and (iv) no shares of preferred stock were issued or outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible or exchangeable into securities having such rights) ("Company Voting Debt") of the Company issued and outstanding. The shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants have been reserved for issuance and, when issued upon conversion of the Notes or exercise of the Warrants in accordance with the terms thereof, will be duly authorized, validly issued and fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, in Schedule 5.2(a) or as described in the Company SEC Documents, and for the transactions contemplated by this Agreement,
(i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing (A) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Company Voting Debt of, or other equity interest in, the Company, (B) securities convertible into or exchangeable for such shares or equity interests or (C) obligations of the Company to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible security, agreement, arrangement or commitment. The Company does not own any equity securities of any other Person.

(b) There are no voting trusts, proxies or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. The Company is not a party to any agreement or obligation, contingent or otherwise, to redeem, repurchase or otherwise acquire or retire shares of capital stock of the Company, whether as a result of the transactions contemplated by this Agreement or otherwise.

(c) Except as set forth on Schedule 5.2(c), since June 30, 2004, the Company has not (i) made or agreed to make any stock split or stock dividend, or issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company other than pursuant to the Company Stock Option Plan or any outstanding Company Stock Option, (ii) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company or (iii) declared, set aside, made or paid to the shareholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

(d) Notes and the Warrants to be issued at the Closing have been duly authorized by all necessary corporate action. The shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants, when issued pursuant to the terms thereof, will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, and the holders shall be entitled to all rights accorded to a holder of Common Stock.

5.3 Authorization and Validity. The Company has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Company of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.4 No Conflict; Government Consent. Neither the execution and delivery by the Company of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or (ii) the Company's articles or certificate of incorporation or by-laws, or (iii) the provisions of any indenture, instrument or agreement to which the Company is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company, is required to be obtained by the Company in connection with the execution and delivery of the Loan Documents, or the payment and performance by the Company of any of its obligations under or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.5      SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports, statements, schedules, registration statements and other documents required to be filed with the SEC since April 1, 2003 (the "Company SEC Documents"), each of which complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. No Subsidiary of the Company is required to file any form, report, statement, schedule, registration statement or other document with the SEC. No Company SEC Document, when filed (or, if amended or superseded by a filing prior to the Closing Date, on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the audited and unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents have been prepared in accordance with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis during the relevant periods (except as may be disclosed in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of the Company as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for normal and recurring year-end adjustments that are not material.

(c) Except as set forth in Schedule 5.5(c) and on the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2004 included in the Company SEC Documents (the "Latest Balance Sheet"), or in the notes thereto, neither the Company has any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due), and there is no existing condition or set of circumstances which would reasonably be expected, individually or in the aggregate, to result in such a liability, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2004, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

5.6 Material Adverse Change. Except as set forth on Schedule 5.6, since June 30, 2004 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Company which could reasonably be expected to have a Material Adverse Effect.

5.7 Taxes. The Company has filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company in respect of any taxes or other governmental charges are adequate.

5.8 Litigation and Contingent Obligations. Except as set forth on Schedule 5.8, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect, the Company has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.5.

5.9 Labor and Employment. The Company and its Subsidiaries are and each of their Plans are in compliance in all material respects with those provisions of ERISA, the Code, the Age Discrimination in Employment Act, and the regulations and published interpretations thereunder which are applicable to the Company or its Subsidiaries or any such Plan. As of the date hereof, no Reportable Event has occurred with respect to any Plan as to which any of the Company or its Subsidiaries are or were required to file a report with the PBGC. No Plan has any material amount of unfunded benefit liabilities (within the meaning of
Section 4001(a)(18) of ERISA) or any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA), whether or not waived, and neither the Company nor any member of the Controlled Group has incurred or expects to incur any material withdrawal liability under Subtitle E of Title IV of ERISA to a Multiemployer Plan. The Company is in compliance in all material respects with all labor and employment laws, rules, regulations and requirements of all applicable domestic and foreign jurisdictions. There are no pending or threatened labor disputes, work stoppages or strikes.

5.10 Accuracy of Information. No information, exhibit or report furnished by the Company to any Purchaser in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11     Material Agreements.

(a) All of the contracts of the Company that are required to be described in the Company SEC Documents or to be filed as exhibits thereto (the "Company Material Contracts") are described in the Company SEC Documents or filed as exhibits thereto. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of any Company Material Contract, except for such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b) Except as set forth on Schedule 5.11(b), the Company is not party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other person, (ii) engage in any line of business in any geographical area or (iii) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company.

(c) The Company is not is a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change upon the consummation of the transactions contemplated by the Loan Documents.

5.12 Compliance With Laws. The Company has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.13 Intellectual Property; Licenses. Except as set forth in Schedule 5.13, the Company possesses all proprietary rights necessary to conduct its business and operations as heretofore conducted or as proposed to be conducted by it. All proprietary rights registered in the name of the Company and applications therefor filed by the Company are listed on Schedule 5.13. No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing, which taken in isolation or when considered with all other such revocations or terminations could have a Material Adverse Effect. The Company does not have any notice or knowledge of any facts or any past, present or threatened occurrence that could preclude or impair the Company's ability to retain or obtain any authorization necessary for the operation of its business.

5.14 Environmental Matters. Except to the extent that any inaccuracy in any of the representations set forth in this Section 5.14, individually or in the aggregate with any other inaccuracy under the representations set forth in this
Section 5.14, would not reasonably be expected to have a Material Adverse Effect with respect to the Company is in compliance with all Environmental Laws applicable to the properties, assets or businesses of the Company and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws. The Company has not received any Environmental Claim with respect to its properties, assets or businesses, and to the knowledge of Company there are no threatened Environmental Claims or any Environmental Claims pending or threatened against any entity for which the Company may be responsible. The Company has not assumed, contractually or by operation of law, any known liabilities or obligations under any Environmental Laws. To the knowledge of the Company, there are no present or past events, conditions, circumstances, practices, plans or legal requirements that would reasonably be expected to (i) result in liability to the Company under Environmental Laws, or
(ii) prevent, or reasonably be expected to increase the burden on, the Company in complying with Environmental Laws or in obtaining, renewing, or complying with all Environmental Permits required to be obtained by the Company under such laws. To the knowledge of the Company, there have been no Hazardous Materials or other conditions at or from any property owned, operated or otherwise used by the Company now or, to the best knowledge of the Company, in the past that would reasonably be expected to give rise to liability of the Company under any Environmental Law.

5.15 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

5.16 Public Utility Holding Company Act. The Company is not a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.17 Broker's or Finder's Commissions. No broker's or finder's or placement fee or commission will be payable to any broker or agent engaged by the Company or any of their officers, directors or agents with respect to the issue of the Notes or Warrants, or the transactions contemplated by this Agreement. The Company agrees to indemnify the Purchasers and hold them harmless from and against any claim, demand or liability for broker's or finder's or placement fees or similar commissions, whether or not payable by the Company, alleged to have been incurred in connection with such transactions, other than any broker's or finder's fees payable to Persons engaged by Purchasers without the knowledge of the Company.

ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Each of the Purchasers, with respect solely to itself and not with respect to any other Purchaser, represents and warrants to the Company that the statements contained in the Article VI are true and correct:

6.1 Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

6.2 Authorization and Validity. Each Purchaser has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by such Purchaser of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

6.3 No Conflict; Government Consent. Neither the execution and delivery by such Purchaser of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate
(i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Purchaser or (ii) if the Purchaser is an entity, such Purchaser's articles or certificate of incorporation or by-laws, or (iii) the provisions of any indenture, instrument or agreement to which such Purchaser is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Purchaser pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by such Purchaser, is required to be obtained by such Purchaser in connection with the execution and delivery of the Loan Documents, or the payment and performance by such Purchaser of any of its obligations under or the legality, validity, binding effect or enforceability of any of the Loan Documents.

6.4 Acquisition for Investment. Each Purchaser is acquiring the Notes and the Warrants solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. Each Purchaser does not have a present intention to sell the Notes or the Warrants, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Notes or the Warrants to or through any person or entity; provided, however, that by making the representations herein, such Purchaser does not agree to hold the Notes or the Warrants for any minimum or other specific term and reserves the right to dispose of the Notes or the Warrants at any time in accordance with Federal and state securities laws applicable to such disposition. Each Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Notes and the Warrants and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

6.5 Status of Purchasers. Such Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer.

6.6 Opportunities for Additional Information. Each Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser's personal knowledge of the Company's affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company.

6.7 No General Solicitation. Each Purchaser acknowledges that the Notes and the Warrants were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

6.8 Rule 144. Such Purchaser understands that the Notes, Warrants and shares issuable upon conversion of the Notes and upon exercise of the Warrants must be held indefinitely unless such shares are registered under the Securities Act or an exemption from registration is available. Such Purchaser acknowledges that such Purchaser is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act ("Rule 144"), and that such person has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Notes, Warrants or shares issuable upon conversion of the Notes and upon exercise of the Warrants without either registration under the Securities Act or the existence of another exemption from such registration requirement.

6.9 General. Such Purchaser understands that the Notes and Warrants are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Shares,

6.10 Independent Investment. No Purchaser has agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Shares purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Purchaser is acting independently with respect to its investment in the Shares.

6.11 Future Acquisition. Each Purchaser acknowledges that it is familiar with the Company's plans regarding a potential acquisition of XBridge Software, Inc., a Delaware corporation and an Affiliate of the Company. Each Purchaser further acknowledges that the Company may not be able to acquire XBridge upon the terms desired by the Company and that such acquisition, if it occurs, may be on substantially different terms than the anticipated terms disclosed to such Purchaser.

ARTICLE VII
                                     CLOSING

7.1      Closing Documents.

(a) At the Closing, the Company will deliver or cause to be delivered to Purchasers all of the following documents in form and substance satisfactory to Purchasers:

(i) a certificate of the secretary or assistant secretary of the Company, certifying as to the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder;

(ii) copies of the resolutions unanimously and duly adopted by the Company's board of directors authorizing the execution, delivery and performance by the Company of this Agreement and each of the other Loan Documents, and the consummation of all of the other transactions hereunder and thereunder, certified as of the Closing Date by the secretary or assistant secretary of the Company;

(iii)    the Notes;

(iv)     the Warrants;

(v) the Registration Rights Agreement substantially in the form of Exhibit D, executed by the Company; and

(vi) such other documents relating to the transactions contemplated by this Agreement as Purchasers may reasonably request.

(b) At the Closing, the Purchasers will deliver or cause to be delivered to the Company in accordance with Section 2.2, the purchase price for the Notes and Warrants as set forth in Exhibit A.

ARTICLE VIII
                                    TRANSFERS

8.1 Restricted Securities. Each of the Purchasers acknowledges that the Notes and Warrants will not be registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that, except as set forth in the Registration Agreement attached hereto as Exhibit D, the Company is not required to register the shares of Common Stock issuable upon conversion of the Notes or the exercise of the Warrants.

8.2 Legends. The Company may place an appropriate legend on the Notes and Warrants and the shares of Common Stock issuable upon conversion of the Notes or the exercise of the Warrants concerning the restrictions set forth in this
Article VIII. Upon the assignment or transfer by Purchasers or any of its successors or assignees of all or any part of the Notes, the term "Holder" as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such Notes, or portion thereof.

8.3 Replacement of Lost Notes. Upon receipt of evidence reasonably satisfactory to the Company of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, the Company shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Securities in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to the Company; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish the Company with an indemnity in writing to save it harmless in respect of such replaced Note.

8.4 No Other Representations Affected. Nothing contained in this Article VIII shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to Holder.

ARTICLE IX
                                     DEFAULT

9.1 Events of Default. An Event of Default shall mean the occurrence of one or more of the following described events:

(a) the Company shall default in the payment of any principal of or interest on the Notes when due, whether at maturity, upon any scheduled payment date or by acceleration or otherwise and such failure shall continue for a period of five
(5) days after the Company's receipt of written notice from Purchasers of such failure;

(b) the Company shall default under any agreement under which any Material Indebtedness is created in a manner entitling the holder of such Indebtedness to accelerate the maturity of such Indebtedness, and such default shall not be remedied to Purchasers' reasonable satisfaction for a period of thirty (30) days from the earlier of (i) written notice from a Holder of such default or (ii) actual knowledge by the Company of such default;

(c) any representation or warranty herein made by the Company, or any certificate or financial statement furnished pursuant to the provisions hereto shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished;

(d) the Company shall default in the performance of any other covenant, condition or provision of this Agreement, the Notes or the other Loan Documents, and such default shall not be remedied to Purchasers' reasonable satisfaction for a period of thirty (30) days from the earlier of (i) written notice from a Holder of such default or (ii) actual knowledge by the Company of such default;

(e) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, "trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or for the winding-up or liquidation of their affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days;

(f) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of their property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay their debts as they become due, or shall take any action in furtherance of any of the foregoing; and

(g) a final judgment which, with other undischarged final judgments against any the Company, exceeds an aggregate of $100,000, shall have been entered against the Company if, within thirty (30) days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged.

9.2      Consequences of Event of Default.

(a)  Bankruptcy.  If an Event of Default  specified in paragraphs  (e) or (f) of
Section 9.1 hereof shall occur, the unpaid balance of the Notes and interest accrued thereon and all other liabilities of the Company to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

(b) Other Defaults. If any other Event of Default shall occur, Purchasers may at their option, by written notice to the Company, declare the entire unpaid balance of the Notes, and interest accrued thereon and all other liabilities of the Company hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived; provided, that in the case of a default specified in paragraph (a) of Section 9.1 hereof shall occur, any holder of a Note may declare the entire unpaid balance of such Note and other amounts due hereunder and there under with regard to such Note to become immediately due and payable.

(c) Penalty Interest. Following the occurrence and during the continuance of any Event of Default, the holders of the Notes shall be entitled to receive, to the extent permitted by applicable law, interest on the outstanding principal of, and overdue interest, if any, on, the Notes at a rate per annum equal to the highest rate permitted by applicable law.

9.3 Security. Payments of principal of, and premium, if any, and interest on, the Notes and all other obligations of the Company under this Agreement or the Notes are secured pursuant to the terms of the Security Agreement.

ARTICLE X
                                OTHER AGREEMENTS

10.1 Indemnification. The Company hereby further agrees to indemnify Purchasers, and their respective heirs, assigns, successors, agents, directors, employees, attorneys and representatives against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Purchaser is a party thereto) which Purchasers may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any
Note issued hereunder.

ARTICLE XI
                               GENERAL PROVISIONS

11.1 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

11.2 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Company and Purchasers and supersede all prior agreements and understandings among the Company and Purchasers relating to the subject matter thereof.

11.3 Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

11.4 Amendment. No amendment or modification to this Agreement or any of the Loan Documents shall be effective, unless in writing and signed by all the parties to the Loan Documents:

          13.7 Expenses. The Company agrees to reimburse Purchasers for any costs and out-of-pocket expenses (including reasonable attorneys' fees) paid or incurred by any Holder in connection with the collection and enforcement of the Loan Documents.

11.5 Severability. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.6 Nonliability of Holder. The relationship between the Company on the one hand and Purchasers on the other hand shall be solely that of borrower and lender. Purchasers shall not have any fiduciary responsibilities to the Company. Purchasers do not undertake any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company's business or operations. The Company agrees that Purchasers shall have no liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Purchasers shall not have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

11.7 Confidentiality. Each of the Purchasers agrees to hold any confidential information which it may receive from the Company pursuant to this Agreement in confidence, except for disclosure (a) to legal counsel, accountants, and other professional advisors to Purchasers, (b) to regulatory officials, (c) to any Person as requested pursuant to or as required by law, regulation, or legal process, (d) to any Person in connection with any legal proceeding to which Purchasers is a party, (e) to Purchaser's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties.

11.8 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at (a) its address or facsimile number set forth on the signature pages hereof or (b) such other address or facsimile number as such party may hereafter specify. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section.

11.9 Choice Of Law. THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CHOICE OF LAWS PROVISIONS.

11.10 Venue. THE EXCLUSIVE JURISDICTION FOR ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN DALLAS COUNTY, TEXAS AND EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

11.11 Waiver Of Jury Trial. THE COMPANY AND EACH HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         IN WITNESS WHEREOF, the Company and Purchasers have executed this Agreement as of the date first above written.

                        CNH HOLDINGS COMPANY


                        By:_______________________________
                        Name:     Derek Downs
                        Title:       President
                        Address: 17304 Preston Road, Suite 975
                                       Dallas, Texas 75252

                        Telephone: 972-381-4699
                        Fax:            214-722-1311

PURCHASERS:



                        By:_______________________________________________

                        Name: ____________________________________________

                        Title: ___________________________________________

                        Address: _________________________________________

                                       -----------------------------------

                        Telephone: _______________________________________

                        Fax:______________________________________________

                        SSN/Taxid: _______________________

                        Email: ___________________________















                                 SCHEDULE 5.2(A)



--------------------------------------------------- ----------------------
                           NAME                      OUTSTANDING OPTIONS
                                                      @ FROM $1.10 THRU
                                                            $1.30
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Derek P Downs                                              275,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Derek P Downs                                              145,520
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Gregory T Royal                                            275,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Cynthia A Garr                                             275,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Andrew Hurzeler                                            40,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Larry Tuttle                                               40,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Ramana Guntor                                               5,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Jim Miller                                                 30,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Lisa Anderson                                              15,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Fred Bastel                                                 5,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Linda Slate                                                10,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Mike Baker                                                 10,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Greg Oliver                                                10,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Heather Baggett                                            10,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Robert Johnston                                            10,000
--------------------------------------------------- ----------------------



--------------------------------------------------- ----------------------
                           NAME                      OUTSTANDING OPTIONS
                                                           @ $2.00
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Charlie Stedham                                              400,000
--------------------------------------------------- ----------------------
--------------------------------------------------- ----------------------
Mark S Pierce                                                400,000
--------------------------------------------------- ----------------------











                                SCHEDULE 5.2 (C)

                                      NONE






                                  SCHEDULE 5.6

                                      NONE






                                  SCHEDULE 5.8

                                      NONE






                                SCHEDULE 5.11(B)


SOFTWARE LICENSE AGREEMENT WITH XBRIDGE SOFTWARE DATED 05/05/2003




                                  SCHEDULE 5.13


SOFTWARE LICENSE AGREEMENT WITH XBRIDGE SOFTWARE DATED 05/05/2003




                                    EXHIBIT A

                                   PURCHASERS


------- ----------------------------------------------- -------------- ----------------------------

                             NAME                           TOTAL       TOTAL NUMBER OF WARRANTS
                                                          PURCHASE
------- ----------------------------------------------- -------------- ----------------------------
  1.    Ronald Mahabir                                  $50,000                  50,000
------- ----------------------------------------------- -------------- ----------------------------
  2.    Terry Yon                                       $25,000                  25,000
------- ----------------------------------------------- -------------- ----------------------------
  3.    Stanley A. Worthley                             $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
  4.    Daniel W. Kuhlein                               $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
  5.    Edward or Cora Rauth Napolitan                  $10,000                  10,000
------- ----------------------------------------------- -------------- ----------------------------
  6.    John W. & Donna L. Stone                        $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
  7.    Jacob Angrest                                   $30,000                  30,000
------- ----------------------------------------------- -------------- ----------------------------
  8.    Shapiro Family Trust Dated January 9, 1989      $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
  9.    Tim Robertson                                   $20,000                  20,000
------- ----------------------------------------------- -------------- ----------------------------
 10.    Bell Family Limited Partnership                 $50,000                  50,000
------- ----------------------------------------------- -------------- ----------------------------
 11.    Katherine B. Lane or Richard Lane               $59,000                  59,000
------- ----------------------------------------------- -------------- ----------------------------
 12.    Ralph C. Wintrode Trustee of Ralph C.           $50,000                  50,000
        Wintrode Trust UDT dated May 9, 2001
------- ----------------------------------------------- -------------- ----------------------------
 13.    Marc Inderhees                                  $20,000                  20,000
------- ----------------------------------------------- -------------- ----------------------------
 14.    Lawrence H. Newman                              $22,000                  22,000
------- ----------------------------------------------- -------------- ----------------------------
 15.    Linda Slate                                     $10,000                  10,000
------- ----------------------------------------------- -------------- ----------------------------
 16.    Mark Johnson                                    $50,000                  50,000
------- ----------------------------------------------- -------------- ----------------------------
 17.    Andrew Sazama                                   $26,000                  26,000
------- ----------------------------------------------- -------------- ----------------------------
 18.    Daniel Bell II or Rebecca Bell                  $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
 19.    Mellon Bank of New England Ralph C. Wintrode    $50,000                  50,000
        IRA
------- ----------------------------------------------- -------------- ----------------------------
 20.    Jeffrey Q. Lewis                                $45,000                  40,000
------- ----------------------------------------------- -------------- ----------------------------
 21.    American Corp Register Inc                      $50,000                  50,000
------- ----------------------------------------------- -------------- ----------------------------
 22.    Katherine Lane UTA Charles Schwab & Co Inc.     $15,000                  15,000
        SEP-IRA DTD 04/07/98
------- ----------------------------------------------- -------------- ----------------------------
 23.    Lawrence H. Newman IRA Contributory Charles     $20,000                  20,000
        Schwab Custodian
------- ----------------------------------------------- -------------- ----------------------------
 24.    Michael C. Fletcher Sr. and Donna F. Fletcher   $15,000                  15,000
        Family Trust dated 12/20/90
------- ----------------------------------------------- -------------- ----------------------------
 25.    Kurt Jechel                                     $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
 26.    Michael K. Winslow                              $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
 27.    Vincent de Philippis                            $100,000                 100,000
------- ----------------------------------------------- -------------- ----------------------------
 28.    Sam Slay                                        $81,000                  81,000
------- ----------------------------------------------- -------------- ----------------------------
 29.    Khanh Nguyen                                    $20,000                  20,000
------- ----------------------------------------------- -------------- ----------------------------
 30.    Robert C. Pellman Trustee for 2004 Robert C.    $15,000                  15,000
        Pellman Revocable Trust
------- ----------------------------------------------- -------------- ----------------------------
 31.    Rocky Mountain Customer Services, Inc.          $110,000                 110,000
------- ----------------------------------------------- -------------- ----------------------------
 32.    T.C.R LP Trust                                  $50,000                  50,000
------- ----------------------------------------------- -------------- ----------------------------
 33.    Irene or Kon Cherewan                           $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
 34.    W. J. Matthews                                  $15,000                  15,000
------- ----------------------------------------------- -------------- ----------------------------
 35.    Antonio Diaz MD                                 $13,000                  13,000
------- ----------------------------------------------- -------------- ----------------------------
 36.    Alex Groswird                                   $30,000                  30,000
------- ----------------------------------------------- -------------- ----------------------------




                                    EXHIBIT B


                  SENIOR UNSECURED CONVERTIBLE PROMISSORY NOTE






                                    EXHIBIT C

                                     WARRANT







                                    EXHIBIT D

                          REGISTRATION RIGHTS AGREEMENT